NEWS

INVESTOR CONTACT:
Harvey Bibicoff, Bibicoff + MacInnis, Inc.
818.379.8500 harvey@BibiMac.com

Organic To Go Reports Preliminary Fourth Quarter Financial Results
- Quarterly Revenues Increase 60 Percent - All Key Metrics Improved -

SEATTLE, Wash. - JAN. 16, 2008 - Organic To Go (OTCBB: OTGO) today reported preliminary unaudited financial results for the fourth quarter ended December 31, 2007.

Revenues for the quarter increased 60 percent to approximately $4.7 million, as compared with revenues of $2.9 million in the same quarter last year.  Gross profit for the quarter increased approximately 90 percent to $2.7 million, as compared with $1.4 million in the same period last year, in part by increasing blended gross profit margin by more than 10 percent to 58 percent for the quarter.

As expected, EBITDA for the quarter is projected at approximately $(1 million) as compared with $(2.4 million) in the same period last year. The company also showed material improvements in operational costs company wide during the fourth quarter. Revenues for the year increased 65 percent to approximately $15.9 million, as compared with revenues of $9.7 million in the prior year, with gross profit for the year up an estimated 78 percent to approximately $8.5 million, as compared with $4.8 million in the same period last year.

During the fourth quarter, Organic to Go reported retail sales of approximately $2.1 million, delivery sales grew to approximately $1.9 million and wholesale sales were approximately $716,000, increases of 71 percent, 47 percent and 65 percent respectively, over the same period last year.

For the year, the Company reported retail sales grew to approximately $7.1 million, delivery sales grew to approximately $6.6 million and wholesale sales were approximately $2.2 million, increases of 36 percent, 97 percent and 99 percent respectively over the same period last year.

Jason R. Brown, Chairman and CEO, said that, “I am very pleased to report that as anticipated, our Company has made important improvements in all key metrics and is beginning to realize economies of scale in operations. The combination of increased revenue, decreased cost of goods and operating costs delivered the positive results which we had forecast. I believe that we can continue to improve on these results and I am confident that our Company will be EBITDA positive in 2008.”

During the quarter, daily revenue exceeded $82,000 per business day, the average retail check increased to over $6.40 with the average catering order company wide for the year averaging over $250 per order.

“2007 has been an important year of accomplishments for Organic to Go,” Brown continued. “Our delicious organic food is now available in over 160 locations - including 26 cafés, over 120 wholesale locations, 14 universities and 9 locations at Los Angeles International Airport. We started the year with 12 cafés and closed a year of growth and expansion with 26 cafés, and we now operate in three geographic regions. I am confident that our plans for 2008 to grow existing operations and expand our brand are solid and achievable. Our goal is to continue to grow top line revenue, control cost of goods/operational costs and to be profitable in 2008.”

- Continued -

OTGO Report Preliminary Q4 Results	2-2-2-2-2

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, Orange County and San Diego. Organic To Go’s locations can be found in the heart of multi-tenant office towers, on corporate campuses, on college campuses and at Los Angeles International Airport. The company’s multi-channel business model includes Retail, Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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1/16/08